EXHIBIT 4

VOTING AGREEMENT

Matthew T. Moroun (the “Trustee”), in his individual capacity and in his capacity as trustee of the Grantor Trust for Matthew T. Moroun and DuraRock Underwriters, Ltd. (the “Moroun Trust”), hereby agrees that at each annual or special meeting of the stockholders of PAMT CORP, a Nevada corporation (formerly P.A.M. Transportation Services, Inc.), or of any successor to such corporation (the “Company”), or at any adjournment or postponement thereof, or in any other circumstance upon which a vote, consent or other approval of the Company’s stockholders is sought, the Trustee will vote (or cause to be voted) all shares of common stock of the Company that, as of the record date for such meeting or action to be taken by written consent, are held by Matthew T. Moroun or the Moroun Trust and are eligible to vote on or consent to the matter or matters submitted to the Company’s stockholders (collectively, the “MTM and Moroun Trust Shares”), in accordance with and in the same manner as the special trustee (the “Special Trustee”) of the 2020 Irrevocable Lindsay S. Moroun Trust under Agreement dated November 24, 2020 (the “LSM Trust”), votes the shares of common stock of the Company that, as of such record date, are held by the LSM Trust and are eligible to vote on or consent to the matter or matters submitted to the Company’s stockholders (the “LSM Trust Shares”). The Special Trustee hereby agrees to notify the Trustee of the manner in which the LSM Trust Shares have been or will be voted with respect to each such matter within a reasonable time prior to the applicable meeting, consent or approval date in order to permit the Trustee to vote the MTM and Moroun Trust Shares in a like manner. Nothing in this agreement shall limit in any manner the Special Trustee’s authority to vote the LSM Trust Shares in the Special Trustee’s sole discretion pursuant to the terms of the LSM Trust. This agreement supersedes all prior voting agreements among any of the parties hereto with respect to the Company and may be revoked by any party hereto upon written notice to the other parties.

Dated: September 11, 2025

By:	/s/ Matthew T. Moroun
Matthew T. Moroun

By:	/s/ Matthew T. Moroun
Matthew T. Moroun, as Trustee of the Grantor Trust for Matthew T. Moroun and DuraRock Underwriters, Ltd.

By:	/s/ Frederick P. Calderone
Frederick P. Calderone, as Special Trustee of the 2020 Irrevocable Lindsay S. Moroun Trust under Agreement dated November 24, 2020